EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form No. S-8 of Shutterfly, Inc. of our report dated February 23, 2009, except for the restatement described in Note 12 to the consolidated financial statements and the matter described in the fourth paragraph of Management's Report on Internal Control over Financial Reporting (Restated), as to which the date is October 30, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Shutterfly Inc. 's Annual Report on Form 10-K/A for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

San Jose, CA
January 8, 2010